Exhibit 17





                               AMENDED AND RESTATED
                           CERTIFICATE OF INCORPORATION
                                        OF
                            SILVER MANAGEMENT COMPANY




                   SILVER MANAGEMENT COMPANY, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

                   (1) The name of the Corporation is Silver Management Company. The original Certificate of Incorporation of the Corporation was filed on November 27, 1995. The name under which the Corporation was originally incorporated is Silver Management Company.

                   (2) As of the date hereof, the Corporation has not received any payment for any of its stock.

                   (3) This Amended and Restated Certificate of Incor-poration amends and restates the Certificate of Incorpo-ration of the Corporation and has been duly adopted in accordance with Sections 241 and 245 of the General Corpo-ration Law of the State of Delaware.

                   (4) Pursuant to Sections 241 and 245 of the General Corporation Law of the State of Delaware, the text of the Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:


                                    ARTICLE I

                                       NAME

                   The name of the Corporation is Silver Management
         Company.


                                    ARTICLE II

                                REGISTERED OFFICE

                   The location of the registered office of the Corporation in the State of Delaware is the office of The Prentice-Hall Corporation System, Inc., 1013 Centre Road, in the City of





         Wilmington, County of NewCastle, State of Delaware 19805, and the name of the registered agent at such address is The
         Prentice-Hall Corporation System, Inc.


                                   ARTICLE III

                                     PURPOSE

                   The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.


                                    ARTICLE IV

                                    SECTION A

                                 AUTHORIZED STOCK

                   The total number of shares of capital stock which the Corporation shall have authority to issue is one million two hundred thirty thousand and one (1,230,001) shares, of which six hundred fifteen thousand and one (615,001) shares shall be Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), and six hundred fifteen thousand (615,000) shares shall be Class B Common Stock, par value $.01 per share (the "Class B Common Stock," and together with the Class A Common Stock, the "Common Stock").


                                    SECTION B

                  CLASS A COMMON STOCK AND CLASS B COMMON STOCK

                   Each share of Class A Common Stock and Class B Common Stock of the Corporation shall, except as otherwise provided in this Certificate of Incorporation, be identical in all respects and shall have equal rights and privileges.

                   1.   Voting Rights.

                        (a)  The holders of the Class A Common Stock
         shall be entitled to vote on all matters presented to a vote of the stockholders of the Corporation, including elections of directors, at any annual or special meeting of stockholders of the Corporation or in connection with the taking of any action by the stockholders of the Corporation by written consent, with each such holder entitled to one vote for each share of such stock held.











                        (b) Except as otherwise required by law or as provided in paragraph 1(c) or Article VI below the holders of the Class B Common Stock shall have no voting rights whatsoever.

                        (c)  Notwithstanding anything else in this
         Certificate of Incorporation to the contrary, so long as any shares of the Class B Common Stock remain outstanding, the Corporation shall not take any action with respect to any of the following matters without first obtaining the affirmative vote (or written consent) of (i) from and after the initial issuance of shares of the Class B Common Stock until such time as Liberty Media Corporation, a Delaware corporation (including its successors by merger, consolidation, sale of assets or otherwise, "Liberty"), ceases to hold any shares of the Class B Common Stock, Liberty, and (ii) thereafter, until such time as the members of Liberty's Stockholder Group (as defined in that certain agreement, dated as of August 24, 1995, as amended as of November 27, 1995, between Liberty and Barry Diller (as so amended and including any successor agreement thereto as contemplated by the terms thereof and any amendments thereto, the "Stockholders Agreement")) cease to own any shares of the Class B Common Stock, the member of Liberty's Stockholder Group so designated in writing by Liberty by notice to the Corporation (Liberty or such designee, the "Designated Holder"):

                             (i)  the issuance of any shares of capital
         stock of the Corporation or any interests therein other than
         (x) pursuant to the Stockholders Agreement, and (y) the issuance of shares of Class A Common Stock as a result of the conversion of shares of Class B Common Stock pursuant to
         Section 2 below;

                             (ii)  any acquisition or disposition
         (including pledges), directly or indirectly, by the Corporation of any equity securities (or any interest therein) of Silver King Communications, Inc., a Delaware corporation ("Silver King", which term shall include any successor by merger, consolidation, sale of assets or otherwise), or any rights relating to the acquisition or disposition of such equity securities (or any interest therein), except as specifically provided for by the Stockholders Agreement;

                             (iii)  other than as provided in clauses
         (i) and (ii) above, the acquisition or disposition (including pledges), directly or indirectly, by the Corporation of any assets (including debt and/or equity securities) or business (by merger, consolidation or otherwise), the grant or issuance of any debt or equity securities of the Corporation, the redemption, repurchase, or reacquisition of any debt or equity securities of the Corporation by the Corporation or any of its subsidiaries (other than the conversion of shares of Class B Common Stock as provided in Section 2), or the incurrence of any indebtedness by the Corporation;

                             (iv)  any amendments to this Certificate of
         Incorporation or the Bylaws of the Corporation;







                             (v)  engaging in any business other than
         holdings shares of the capital stock of Silver King, exercising rights of ownership and voting related to such shares of stock and pursuant to the Stockholders Agreement (subject in any event to the provisions hereof and of the Stockholders Agreement), and engaging in corporate governance and administrative activities consistent with the terms of this Certificate of Incorporation, the Corporation's bylaws and the Stockholders Agreement;

                             (vi)  the settlement of any litigation,
         arbitration or other proceeding which is other than in the ordinary course of business and which involves any material restriction on the conduct of business by the Corporation or the continued ownership (A) of its assets by the Corporation or
         (B) of the capital stock of the Corporation by its stockholders;

                             (vii)  except as specifically contemplated
         by the Stockholders Agreement and this Certificate of Incorporation, any transaction between the Corporation and Barry Diller and his affiliates;

                             (viii)  the merger, consolidation,
         dissolution or liquidation of the Corporation; or

                             (ix)  permitting Silver King to issue any
         shares of Silver King's Class B Common Stock, par value $.01 per share, or any options, warrants or other rights to acquire any shares of such Class B Common Stock of Silver King.

                   2.   Conversion Rights.

                        (a)  Upon the first to occur of either (i) a
         Change in Law (as defined below) or (ii) the failure for any reason of Barry Diller to be Chairman of the Board and/or Chief Executive Officer and/or President of Silver King or to be a director of this Corporation (any such event set forth in clauses (i) and (ii), a "Conversion Event"), each share of Class B Common Stock shall become convertible, at the option of the holder thereof, into one share of Class A Common Stock. A "Change in Law" shall be deemed to have occurred at such time as Liberty, a member of Liberty's Stockholder Group or a permitted transferee of the foregoing under the Stockholders Agreement (such entity, a "Qualified Holder") is entitled to exercise full ownership and control over its pro rata interest in the shares of the capital stock of Silver King held at such time by the Corporation, notwithstanding Silver King's ownership of its broadcast licenses (or interests therein).

                        (b) As promptly as practicable following notice to the Corporation by any Qualified Holder that, upon the receipt of any required governmental or regulatory consents, approvals or waivers (provided that such Qualified Holder has determined in good faith that any such waiver is obtainable) and the termination or expiration of any applicable waiting period under the HSR Act, a Change in Law shall have occurred, and that such Qualified Holder intends, upon such







         occurrence, to convert any or all of its shares of Class B Common Stock into shares of Class A Common Stock, the Corporation shall, and shall cause each of its subsidiaries and affiliates (including Silver King) to, (i) make any and all required applications or filings with, (ii) seek any required consents, approvals or waivers from, any governmental or regulatory agencies (including, but not limited to, with the Federal Communications Commission (the "FCC") and under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act")), (iii) obtain any and all such consents, approvals or waivers and the termination of any applicable waiting period under the HSR Act, in each case, which is reasonably necessary in connection with such conversion, and (iv) use reasonable efforts to cooperate with, and express its support for, such Qualified Holder's efforts to obtain any such consents, approvals and waivers. Upon receipt of such consents, approvals or waivers or the expiration or termination of such waiting period, as the case may be, the Corporation shall notify the Qualified Holder requesting such conversion of such receipt, expiration or termination. Such Qualified Holder shall use reasonable efforts to cooperate with the Corporation in connection with the satisfaction by the Corporation of its obligations under this paragraph. Upon the receipt of all such required consents, approvals or waivers and the termination of any applicable waiting period under the HSR Act, such Qualified Holder of the shares of Class B Common Stock specified in the notice described in this paragraph shall surrender for conversion the appropriate stock certificate(s) pursuant to paragraph (c) hereof.

                        (c)  Any conversion provided for in paragraph
         (a) above may be effected by any holder of Class B Common Stock by (i) delivering written notice to the Corporation of such holder's intent to convert shares of Class B Common Stock, which notice shall specify the number of shares to be converted and the proposed date of such conversion, which shall be not less than two business days after the delivery of such notice and (ii) surrendering on the date specified in such notice (or such later date as all required consents, approvals, waivers and terminations described in paragraph (b) have been obtained) such holder's certificate or certificates for the Class B Common Stock to be converted, duly endorsed, at the office of the Corporation or any transfer agent for the Class B Common Stock, together with a written notice to the Corporation at such office that such holder elects to convert all or a specified number of shares of Class B Common Stock represented by such certificate and stating the name or names in which such holder desires the certificate or certificates for Class A Common Stock to be issued. If so required by the Corporation, any certificate for shares surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder of such shares or the duly authorized representative of such holder. Promptly thereafter, the Corporation shall issue and deliver to such holder or such holder's nominee or nominees, a certificate or certificates for the number of shares of Class A Common Stock to which such holder shall be entitled as herein provided.
         Such conversion shall be deemed to have been made at the close of business on the date of receipt by the Corporation or any such transfer agent of the certificate or certificates, notice and, if required, instruments of transfer referred to above, and the Person or Persons entitled to receive the Class A Com-mon Stock issuable on such conversion shall be treated for all purposes as the record holder or holders of such Class A Common Stock at the close of business on that date. A number of shares







         of Class A Common Stock equal to the number of shares of Class B Common Stock outstanding from time to time shall at all times be set aside and reserved for issuance upon conversion of shares of Class B Common Stock. Shares of Class B Common Stock that have been converted hereunder shall be retired and shall not be reissued by the Corporation. Shares of Class A Common Stock shall not be convertible into shares of Class B Common Stock.

                   3.   Dividends and Other Distributions.  The
         Corporation shall be entitled to declare and pay, out of funds legally available therefor, dividends and make distributions on the Class A Common Stock and Class B Common Stock only as provided in this paragraph 3. In connection with the declaration and payment of any dividend or the making of any distribution on the Common Stock (other than Liquidating Distributions (as defined below)), the holders of the Class A Common Stock shall be entitled to receive, prior to the declaration or payment of any dividend or other distribution to the holders of the Class B Common Stock, an amount equal to $1.00 per share, payable solely in cash (the "Class A Preferential Dividend"), and no more. Following the declaration and payment of such amount to the holders of the Class A Common Stock, the Corporation shall be entitled to pay such dividends and make such distributions to the holders of the Class B Common Stock as the Corporation shall determine. Other than the payment in cash of the Class A Preferential Dividend, the holders of the Class A Common Stock shall have no other or further right to the payment of any other dividend or distribution, other than Liquidating Distributions.

                   4.   Reclassifications, Subdivisions and
         Combinations. The Corporation shall not reclassify, subdivide or combine one class of its Common Stock without reclassifying, subdividing or combining the other class of Common Stock, on an equal per share basis.

                   5. Liquidation and Mergers. In connection with any liquidation, dissolution or winding up of the Corporation, the holders of any shares of Class A Common Stock originally issued as shares of Class A Common Stock (and not upon conversion of shares of Class B Common Stock) shall be entitled to receive an amount in cash equal to the Class A Liquidation Price (as defined below) for such shares of Class A Common Stock, and no other or further amount, and the holders of shares of (i) Class B Common Stock and (ii) shares of Class A Common Stock issued upon conversion of shares of Class B Common Stock shall thereafter be entitled to share ratably, on a share for share basis, in any distribution of the Corporation's remaining assets upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provisions for payment of the debts and other liabilities of the Corporation. The "Class A Liquidation Price" of a share of Class A Common Stock which was originally issued as Class A Common Stock and was not issued upon conversion of a share of Class B Common Stock shall be an amount in cash equal to the price paid to the Corporation in respect of the initial issuance and sale thereof by the Corporation, plus interest thereon at the Agreed Rate from the date of original issuance thereof to and including the effective date of any liquidation or dissolution of the Corporation, compounded annually. The "Agreed Rate" shall be the rate of interest per annum equal







         to the commercial lending rate per annum publicly announced from time to time by The Bank of New York as its prime rate (such rate of interest to change as of the close of business on each date such prime rate changes). The distributions to be made upon the shares of Class A Common Stock and Class B Common Stock upon the liquidation, dissolution or winding up of the Corporation are referred to as the "Liquidating Distribution." Neither the consolidation or merger of the Corporation with or into any other corporation or corporations nor the sale, transfer or lease of all or substantially all of the assets of the Corporation shall itself be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph 5.


                                    ARTICLE V

                                    DIRECTORS

                   The governing body of the Corporation shall be a Board of Directors. The number of directors constituting the entire Board of Directors shall be one. Election of directors need not be by written ballot. All directors of the Corporation shall serve without compensation.


                                    ARTICLE VI

                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

                   1.   Elimination of Certain Liability of Directors.
         A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability
         (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of the State of Delaware, or (d) for any transaction from which the director derived an improper personal benefit.

                   2.   Indemnification and Insurance.

                        (a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving







         as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrator; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding(or part thereof) was authorized by the Designated Holder. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such pro-ceeding in advance of its final disposition; provided, however, that, if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, which undertaking shall itself be sufficient without the need for further evaluation of the creditworthiness of the undertaking or of such advancement, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. Notwithstanding the foregoing, no director or officer of the Corporation shall be deemed to be serving at the request of the Corporation as a director, officer, employee or agent of Silver King Communications, Inc. or any entity controlled by, controlling or under common control (other than the Corporation) with Silver King (including employee benefit plans) (collectively, "the Silver King Entities").

                        (b)  Right of Claimant to Bring Suit.  If a
         claim under paragraph (a) of this Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim, unless the failure to have been so paid is the result of any action or failure to act on the part of such claimant. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board,







         independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

                        (c) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

                        (d) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

                        (e)  Set-off of Indemnification Remedies;
         Subrogation. In the case of a claim for indemnification or advancement of expenses against the Corporation under this paragraph 2 arising out of acts, events or circumstances for which the claimant, who was at the relevant time serving as a director, officer, employee or agent of any of the Silver King Entities, may be entitled to indemnification or advancement of expenses pursuant to such entity's certificate of incorporation or by-laws or a contractual agreement between the claimant and such entity (a "Silver King Claim"), the claimant seeking indemnification hereunder shall first seek indemnification and advancement of expenses pursuant to any such Silver King Claim. To the extent that amounts to be indemnified or advanced to a claimant hereunder are paid or advanced by or on behalf of a Silver King Entity, the claimant's right to indemnification and advancement of expenses hereunder shall be reduced. In the event of any payment of indemnification or advancement of expenses pursuant to this Section 2 by the Corporation, the Corporation shall be subrogated to any such rights the applicable claimant may have to indemnification from or on behalf of any of the Silver King Entities in connection with the acts, events or circumstances giving rise to such claim.









                                   ARTICLE VII

                                       TERM

                   The term of existence of this Corporation shall be perpetual.


                                   ARTICLE VIII

                               STOCK NOT ASSESSABLE

                   The capital stock of this Corporation shall not be assessable. It shall be issued as fully paid, and the private property of the stockholders shall not be liable for the debts, obligations or liabilities of this Corporation.


                                    ARTICLE IX

                             MEETINGS OF STOCKHOLDERS

                   Except as otherwise prescribed by law or by another provision of this Certificate, special meetings of the stockholders of the Corporation, for any purpose or purposes, shall be called by the Secretary of the Corporation (i) upon the written request of the holders of not less than a majority of the total voting power of the outstanding Common Stock, (ii) at any time following the occurrence of a Conversion Event, upon the written request of the holders of not less than a majority of the outstanding shares of Class B Common Stock, or
         (iii) at the request of at least a majority of the members of the Board of Directors then in office. The holders of the Class B Common Stock shall be given notice of and shall be entitled to attend all annual and special meetings of the stockholders of the Corporation.


                                    ARTICLE X

                    ACTION BY WRITTEN CONSENT OF STOCKHOLDERS;
                         ACTION BY THE BOARD OF DIRECTORS

                   Except as otherwise prescribed by law or by another provision of this Certificate, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, if a consent in writing, setting forth the action to be taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that











         would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on the action were present and voted.

                   IN WITNESS WHEREOF, the undersigned has signed this Amended and Restated Certificate of Incorporation this 12th day of August, 1996.


                                  SILVER MANAGEMENT COMPANY



                                  By:   /s/ Barry Diller
                                     Name:  Barry Diller
                                     Title:  President













































                             CERTIFICATE OF AMENDMENT

                                        of

                           CERTIFICATE OF INCORPORATION

                                        of

                            SILVER MANAGEMENT COMPANY


                   SILVER MANAGEMENT COMPANY, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

                   (1) That by the unanimous written consent of the sole member of the Board of Directors of Silver Management Company, resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of said corporation and declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

                   RESOLVED, that the Amended and Restated Certificate of Incorporation of this corporation be amended by changing Article I so that, as amended said Article shall be read as follows:

                   The name of the corporation (which is hereinafter referred to as the "Corporation") is:

                                    BDTV INC.

                   (2)  That in lieu of a meeting and vote of
         stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of
         Section 228 of the General Corporation Law of the State of
         Delaware.

                   (3)  That the amendment was duly adopted in
         accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

                   (4) That the capital of said corporation shall not be reduced under or by reason of said amendment.

                   IN WITNESS WHEREOF, said Silver Management Company has caused this certificate to be signed by its President this 15th day of August, 1996.



                             By: /s/ Barry Diller
                             Name:  Barry Diller
                             Title: President


                                       -12-